                                                                       EXHIBIT 5

                                          January 13, 1998

Conectiv, Inc.
800 King Street -- P. O. Box 231
Wilmington, Delaware 19899

           Registration Statement on Form S-3 for ConectivDirect(TM)

Ladies and Gentlemen:

     I have acted as counsel to Conectiv, Inc. a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-3 being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (together with any amendments thereto, the "Registration Statement"), with respect to 5,000,000 shares of the Common Stock, $.01 par value per share, of the Company (the "Common Stock"), to be issuable under ConectivDirect(TM). ConectivDirect(TM) (the "Plan") is a program by which holders of the Common Stock, holders of the Class A Common Stock, $.01 par value per share of the Company (the "Class A Common Stock"), and other investors may purchase shares of the Common Stock and reinvest all or a portion of the cash dividends paid on the Common Stock and the Class A Common Stock in the Common Stock.

     I have examined the originals or copies of such corporate records, certificates, and other documents as I have deemed necessary in rendering this opinion. In my examination of these records, certificates, and documents, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all original documents, and the conformity of all copies to the originals of such documents. As to any facts material to this opinion, I have relied upon the aforesaid records and documents when relevant facts were not independently established by me.

     Based on the foregoing, I am of the opinion that, when (i) the Registration Statement with respect to 5,000,000 shares of the Common Stock (the "Shares"), and amendments to such Registration Statement, if any, have become effective,
(ii) the Securities and Exchange Commission has approved the transactions by which Delmarva Power & Light Company and Atlantic City Electric Company will become wholly-owned subsidiaries of the Company (the "Merger") under the Public Utility Holding Company Act of 1935, as amended, (iii) all other federal and state approvals for the Merger have been received and all federal, state, and other filings related to the consummation thereof have been made and any necessary approvals received, and (iv) the Merger has otherwise been consummated, then:

     (1) The Shares may be issued for the purposes and upon the terms and conditions set forth in the Registration Statement for the Shares and the Plan; and

     (2) When so issued and paid for, the Shares will be validly issued, fully-paid, and non-assessable capital stock of the Company.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement for the Shares.

                                          Very truly yours,

                                          /s/ PETER F. CLARK

                                          Associate General Counsel for
                                          Conectiv, Inc.